Exhibit 21.1

SOUTHERN COPPER CORPORATION

Subsidiaries

(More than 50% ownership)

		Percentage of voting
		Securities owned or
Name of Company		other bases of control

PARENT:	Americas Mining Corporation (Delaware)

Registrant:	Southern Copper Corporation (Delaware)
	Compania Minera Los Tolmos S.A. (Peru)	97.31
	Southern Peru Limited (Delaware)	100.00
	Americas Sales Company, Inc. (Delaware)	100.00
	Minera Mexico S.A. de C.V. (Mexico)	99.95
	SDG Mexico Apoyo Administrativo, S.A. de C.V. (Mexico)	100.00
	Industrial Minera Mexico S.A. de C.V. (Mexico)	99.99
	Buenavista del Cobre, S.A. de C.V.(Mexico)	99.99
	Mexicana de Cobre, S.A. de C.V. (Mexico)	99.98
	Mexicana del Arco, S.A. de C.V. (Mexico)	100.00
	Mexico Compania Inmobiliaria, S.A. (Mexico)	100.00
	Minerales Metálicos del Norte, S.A. (Mexico)	100.00
	Minera Mexico Internacional, Inc. (Delaware)	100.00
	Servicios de Apoyo Administrativo, S.A. de C.V. (Mexico)	100.00
	Western Copper Supplies, Inc. (Arizona)	100.00

Not included in this listing are subsidiaries, which in the aggregate would not constitute a significant subsidiary.